PROSPECTUS
As Filed Pursuant to Rule 424(b)(1)
Registration No. 333-171940

DOCUMENT SECURITY SYSTEMS, INC.

1,555,543 Shares of

COMMON STOCK

The prospectus relates to (a) the sale of up to 1,555,543 shares of our common stock, par value $0.02 per share, consisting of 756,287 outstanding shares and 799,256 shares underlying warrants to be offered by the entity named in the "Selling Security Holder" section of the prospectus. The securities were issued pursuant to the terms of an agreement dated December 31, 2010, as amended on February 18, 2011 and March 14, 2011 (collectively, the "Agreement"), by and between the Selling Security Holder and us.

We will not receive any of the proceeds from the sale of the shares offered by the Selling Security Holder.  We have paid, and will continue to pay, the costs relating to the registration of these shares.  We may receive proceeds upon the exercise of warrants as set forth in such warrants.  We intend to use any such proceeds for general corporate purposes, including working capital, to pay off debts, and to increase sales and marketing resources.

Our common stock currently trades on the NYSE Amex under the symbol DMC. On March 23, 2011, the closing price of our common stock was $4.56 per share.

Investing in our common stock involves risks. See “Risk Factors” on pages 6 to 11. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any different information.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated April 13, 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

OUR BUSINESS	3

RISK FACTORS	6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	12

USE OF PROCEEDS	12

SELLING SECURITY HOLDER	13

PLAN OF DISTRIBUTION	14

WHERE YOU CAN FIND MORE INFORMATION	17

DOCUMENTS INCORPORATED BY REFERENCE	17

LEGAL MATTERS	18

EXPERTS	18

TRANSFER AGENT AND WARRANT AGENT	18

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission.   This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates shall apply.

OUR BUSINESS

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 6.

Overview

Document Security Systems, Inc. (referred to in this prospectus as “Document Security,” “DSS,” “we,” “us,” “our” or  “Company”) develops, markets, manufactures and sells paper and plastic products designed to protect valuable information from unauthorized scanning, copying, and digital imaging.  We have developed security technologies that are applied during the normal printing process and by all printing methods including traditional offset, gravure, flexo, digital or via the internet on paper, plastic, or packaging.  Our technologies and products are used by federal, state and local governments, law enforcement agencies and are also applied to a broad variety of industries as well, including financial institutions, high technology and consumer goods, entertainment and gaming, healthcare/pharmaceutical, defense and genuine parts industries.  Our customers use our technologies where there is a need for enhanced security for protecting and verification of critical financial instruments and vital records, or where there are concerns of counterfeiting, fraud, identity theft, brand protection and liability.

We were organized as a New York corporation in 1984, and in 2002, chose to strategically focus on becoming a developer and marketer of secure technologies for all forms of print media. To accomplish this, we acquired Lester Levin, Inc, an operator of a small printing company called Patrick Printing and an Internet-based business called Legalstore.com, and Thomas M. Wicker Enterprises, Inc. and Document Security Consultants, Inc., two privately owned companies engaged in the document security technology business with rights to certain patents developed by certain members of the Wicker Family. As a result of these acquisitions, we compiled the basis of our document security business by combining basic print capabilities necessary for research and development with the knowledge and expertise of our team of printing professionals and a foundation of patented technologies and trade secrets from which to launch our product offerings. Since this early stage, we have focused our efforts on developing and in some cases patenting new technologies and products, building our corporate, operational, marketing and sales staff to accommodate our expected growth, and developing and implementing our patent and intellectual property protection strategy. In September 2007, we sold certain assets and the operations of Patrick Printing to a private company, as this operation no longer supported our core industry focus. In October 2009, we sold the assets and liabilities associated with our Legalstore.com business in exchange for common stock of Internet Media Services, Inc., in order to concentrate our efforts on the security and printing segments of our Company.

In December 2004, the Company entered into an agreement with the Wicker Family in which Document Security Systems obtained the legal ownership of technology (including patent ownership rights) previously held by the Wicker Family. At that time, the agreement with the Wicker Family provided that the Company would retain 70% of the future economic benefit derived from settlements, licenses or subsequent business arrangements from any infringer of the Wicker patents that Document Security Systems chooses to pursue. The Wicker Family was to receive the remaining 30% of such economic benefit. In February 2005, the Company further consolidated its ownership of the Wicker Family based patents and its rights to the economic benefit of infringement settlements when the Company purchased economic interests and legal ownership from approximately 45 persons and entities that had purchased various rights in Wicker Family technologies over several decades.

In August 2005, the Company commenced a suit against the European Central Bank (“ECB”) alleging patent infringement by the ECB and claimed unspecified damages. We brought the suit in the European Court of First Instance in Luxembourg. We alleged that all Euro banknotes in circulation infringe the Company European Patent 0 455 750B1 (the “Patent”), which covers a method of incorporating an anti-counterfeiting feature into banknotes or similar security documents to protect against forgeries by digital scanning and copying devices. Commencing in March 2006, the ECB countersued in eight national courts that the Patent was invalid. To date, the most significant events in the case since it was filed have been the challenges of patent validity by the ECB. To date, there have been six adverse rulings and one positive ruling in regard to the patent’s validity. Through August 2008, the Company spent approximately $4.2 million dollars on legal, expert and consulting fees for its case. In August 2008, the Company decided to reduce its cost burden from the case and entered into an agreement with Trebuchet Capital Partners, LLC (“Trebuchet”) under which Trebuchet agreed to pay substantially all of the litigation costs associated with pending validity proceedings and future validity and future patent infringement suits filed against the ECB and certain other alleged infringers of the Patent in exchange for 50% of any future proceeds or settlements associated with the litigation.

In addition to its patent defense efforts, since 2002, the Company has also worked to develop and expand its patent and product portfolio. The Company has multiple patents, patents pending and patent applications in the U.S.A and various countries throughout the world. These cover the Company’s technologies, including our AuthentiGuard® On-Demand, AuthentiGuard® Prism™, AuthentiGuard® Phantom™, AuthentiGuard® ObscuraScan™, AuthentiGuard® Survivor 21™, AuthentiGuard® VeriGlow™ products, and several other anti-counterfeiting and authentication technologies in development. The Company believes that its commitment to research and development is critical to its position as a leading provider of anti-counterfeiting solutions to our customers.

Prior to 2006, the Company’s primary revenue source in its document security division was derived from the licensing of its technology. The Company had limited production capabilities. In 2006, the Company began to expand its ability to be a provider of anti-counterfeiting products that utilize the Company’s anti-counterfeiting technologies. In 2006, we acquired San Francisco-based Plastic Printing Professionals, Inc. (“P3”), a privately held plastic cards manufacturer located in the San Francisco, CA area. P3’s primary focus is manufacturing long-life composite, laminated and surface printed cards which can include magnetic stripes, bar codes, holograms, signature panels, invisible ink, micro fine printing, guilloche patterns, Biometric, RFID and a patent-pending watermark technology. P3’s products are marketed through an extensive broker network that covers much of North America, Europe and South America and by manufacturing for various industry integrators.

In December 2008, we acquired substantially all of the assets of DPI of Rochester, LLC, (“DPI”) a privately held commercial printer located in Rochester, NY. We formed a new subsidiary called DPI Secuprint to incorporate this new company which significantly improved our ability to produce our security paper products as well as improving our competitiveness in the market for custom security printing, especially in the areas of vital records, secure coupons, transcripts, and prescription paper along with the ability to offer our customers a wider range of commercial printing offerings.

On February 12, 2010, the Company acquired Premier Packaging Corporation, a privately held packaging company located in the Rochester NY area. Premier Packaging Corporation is an ISO 9001:2008 registered manufacturer of custom paperboard packaging serving clients in the pharmaceutical, beverage, photo packaging, toy, specialty foods and direct marketing industries, among others. The Company expects the acquisition will allow it to introduce anti-counterfeiting products to the packaging market that further expands the usage of its technologies. The Company believes that the ability to deter and prevent counterfeiting of brand packaging will provide major benefits to companies around the globe who are affected by product counterfeiting.

During 2010, the Company raised approximately $6.2 million through the sale of equity, including the sale of 756,287 shares together with accompanying investment rights and warrants on December 31, 2010 for gross proceeds of $4,000,000. A portion of the funds raised were used to purchase Premier Packaging, pay certain legal fees and fund working capital. As of December 31, 2010, the Company had approximately $4.1 million in cash and cash equivalents available to fund its operations.

Technologies

We have developed or acquired over 30 technologies that provide our customers a wide spectrum of solutions. Our primary anti-counterfeiting products and technologies are marketed under the AuthentiGuard trade names.

Products and Services

Generic Security Paper: Our primary product for the retail end-user market is AuthentiGuard® Security Paper. AuthentiGuard® Security Paper is blank paper that contains our Pantograph 4000TM technology. The paper reveals hidden warning words, logos or images using The Authenticator- our proprietary viewing lens – or when the paper is faxed, copied or scanned. The hidden words appear on the duplicate or the computer digital file and essentially prevent documents, including forms, coupons and tickets, from being counterfeited. We market and sell our AuthentiGuard® Security Paper primarily through several major paper distributors such as Boise Cascade and Blanks USA. Since 2005, Boise has marketed our AuthentiGuard® Security Paper under its Boise Beware brand name in North America, primarily through its commercial paper sales group. Blanks USA sells and manufactures the technology under the “Kant Kopy” brand name. The company also sells its security paper on the internet utilizing a ecommerce website, www.protectedpaper.com. We retain the rights to sell the AuthentiGuard® Security Paper directly to end-users anywhere in the world. The company also had a version of its security paper tested and certified for use on Hewlett Packard (“HP”) Indigo Digital presses by the Rochester Institute of Technology’s Printing Applications Laboratory. This certification allows the Company’s security paper to be marketed to HP Indigo users worldwide.

Security and non-security printing: Our technology portfolio allows us to create unique custom secure paper, plastic, packaging and Internet-based and software enterprise solutions. We market and sell to end-users that require anti-counterfeiting and authentication features in a wide range of printed materials such as documents, vital records, prescription paper, driver’s licenses, birth certificates, receipts, manuals, identification materials, entertainment tickets, secure coupons, parts tracking forms, as well as product packaging including pharmaceutical and a wide range of consumer goods. In addition, we provide a full range of digital and large offset commercial printing capabilities to our customers.

Since our inception, we have primarily outsourced the production of the majority of our custom security print orders to strategic printing vendors. In December 2008, we acquired a commercial printer with long-run offset and short run digital printing capabilities that will allow us to produce the majority of our security print orders in-house. We produce our plastic printed documents such as ID cards, event badges, and driver licenses at our manufacturing facility in Brisbane, California under the name Plastic Printing Professionals. In late 2007, we moved our P3 manufacturing facility to a 25,000 square foot facility in order to increase our plastic manufacturing capacity, and during 2008, we upgraded their production capabilities by adding equipment that will improve its productivity, along with equipment for high speed data encoding and equipment that for productions of high-volume precision RFID cards.

Digital Security Solutions: Using software that we have developed, we can electronically render several of our technologies digitally to extend the use of optical security to the end-user of sensitive information. With our AuthentiGuard® DX™ we market a networked appliance that allows the author of any Microsoft Office document (Outlook, Word, Excel, or PowerPoint) to secure nearly any of its alphanumeric content when it is printed or digitally stored. AuthentiGuard® DX prints selected content using Document Security Systems, Inc. patented technology so that it cannot be read by the naked eye. Reading the hidden content, or authenticating the document is performed with a proprietary viewing device or software.

The company has developed an internet delivered technology called AuthentiGuard® – On Demand™ where information is hidden and then verified utilizing a inexpensive viewing glass. This technology is currently being utilized by a Central American country for travel visas.

The company has also developed digital versions of its AuthentiGuard® – Prism™ and AuthentiGuard® – Pantograph 4000™ technologies which are produced on HP Indigo Presses, Canon Color Copiers, Ricoh Color Copiers and Konica Desktop Printers. The company sells the digital products directly through its internal sales force and it has also entered a contract to sell its digital solutions through a third party who specializes in hardware software engineering solutions.

Technology Licensing: We license our anti-counterfeiting technology and trade secrets to security printers through licensing arrangements. We seek licensees that have a broad customer base that can benefit from our technologies or have unique and strategic capabilities that expand the capabilities that we can offer our potential customers Licenses can be for a single technology or for a package of technologies. We offer licensees a variety of pricing models, including:

•	Pay us one price per year;
•	Pay us a percentage of gross sales price of the product containing the technology during the term; or
•	Joint venture or profit sharing arrangement
•	Pay Per Finished Piece

Legal Products: We also owned and operated Legalstore.com, an Internet company which sells legal supplies and documents, including security paper and products for the users of legal documents and supplies in the legal, medical and educational fields. On October 8, 2009 we sold the assets and liabilities associated with our Legalstore.com business in exchange for 7,500,000 shares of common stock of Internet Media Services, Inc., representing approximately 37% of the outstanding shares of the newly formed company. On October 15, 2010, the Company distributed these 7,500,000 shares to its stockholders of record on October 8, 2010, on a pro-rata basis. The shares of Internet Media Services were recorded as an equity method investment and had an estimated book value of approximately $229,000 on the date of the dividend.

Our principal address is 28 Main Street East, Suite 1525, Rochester, New York 14614 and our telephone number is (585) 325-3610.

RISK FACTORS

The following factors should be considered carefully in evaluating whether to purchase shares of our common stock. These factors should be considered carefully in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page 16.

An investment in our securities is subject to numerous risks, including the Risk Factors described below. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also materially affect our business. The trading price of our Common Stock could decline due to any of these risks. In assessing these risks, you should also refer to the other information contained or incorporated by reference in our Form 10-K for the year ended December 31, 2009 filed with the SEC on March 25, 2010, including our financial statements and related notes, competition and intellectual property.

We have a history of losses.

We have a history of losses. In fiscal 2009, 2008, and 2007, we incurred losses of approximately $4.0 million, $8.3 million, and $7.0 million, respectively. Our results of operations in the future will depend on many factors, but largely on our ability to successfully market our anti-counterfeiting products and services. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to raise additional capital and, accordingly, our ability to continue to grow our business. There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so could have a material adverse effect on our business, financial condition and operating results.

We have a significant amount of indebtedness and may be unable to satisfy our obligations to pay interest and principal thereon when due.

As of December 31, 2010, we have the following approximate amounts of outstanding indebtedness:

(i)	$575,000 Promissory Note bearing interest at 10% per annum due November 24, 2012 and is secured by the assets of the Company’s wholly owned subsidiary DPI Secuprint.

(ii)	$583,000 due under a Credit Facility to a related party under which the Company can borrow up to $1,000,000 bearing interest at LIBOR plus 2% per annum due January 4, 2012.

(iii)
$1,250,000 due under Term Loan which matures March 1, 2013 and is payable in 35 monthly payments of $25,000 plus interest commencing March 1, 2010 and a payment of $625,000 on the 36th month.  Interest accrues at 1 Month LIBOR plus 3.75% and is secured by all of the assets of the Company’s subsidiary, Premier Packaging Corporation, which the Company acquired on February 12, 2010.  The Company subsequently entered into a interest rate swap agreement to lock into a 5.6% effective interest over the life of the term loan.  The Loan has also been guaranteed by Document Security Systems, and its subsidiaries Plastic Printing Professionals and DPI Secuprint.

(iv)
Up to $1,000,000  in a revolving line of credit available for use by Premier Packaging, subject to certain limitations which matures on February 12, 2011 and is payable in monthly installments of interest only beginning on March 1, 2010. Interest accrues at 1 Month LIBOR plus 3.75%. As of December 31, 2010, there was approximately $615,000 outstanding on the line.

(v)
 Up to $450,000 under a Standby Term Loan Note available to Premier Packaging for the funding of eligible equipment purchases.   The Company has 12 months to draw a line of credit, after which the balance of funds advanced from the line is converted into a 5 year term loan.  Interest accrues at LIBOR plus 3.00%.   As of December 31, 2010, there was approximately $53,000 outstanding on the line.

If we lose our current litigation, we may lose certain of our technology rights, which may affect our business plan.

We are subject to litigation and threatened litigation, including without limitation our litigation with the European Central Bank, in which parties allege, among other things, that certain of our patents are invalid. If the ECB or other parties are successful in invalidating any or all of our patents, it may materially affect us, our financial condition, and our ability to market and sell certain of our products based on any patent that is invalidated. Furthermore, we have granted nearly all control over our ECB Litigation to a third party, Trebuchet Capital Partners, LLC., who may or may not have the resources or capabilities to successfully defend our patent rights or meet its financial obligations. If Trebuchet is unable to meet its financial obligations, then we may be obligated to pay for certain court mandated legal costs to the ECB or other parties, which may materially affect our financial condition.

If we are unable to adequately protect our intellectual property, our competitive advantage may disappear.

Our success will be determined in part by our ability to obtain United States and foreign patent protection for our technology and to preserve our trade secrets. Because of the substantial length of time and expense associated with developing new document security technology, we place considerable importance on patent and trade secret protection. We intend to continue to rely primarily on a combination of patent protection, trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees and customers to establish and protect the ideas, concepts and documentation of software and trade secrets developed by us. Our ability to compete and the ability of our business to grow could suffer if these intellectual property rights are not adequately protected. There can be no assurance that our patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. We rely on a combination of patents, copyrights, trademarks and trade secret protection and contractual rights to establish and protect our intellectual property. Failure of our patents, copyrights, trademarks and trade secret protection, non-disclosure agreements and other measures to provide protection of our technology and our intellectual property rights could enable our competitors to more effectively compete with us and have an adverse effect on our business, financial condition and results of operations. In addition, our trade secrets and proprietary know-how may otherwise become known or be independently discovered by others. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our proprietary technology.

In addition, we may be required to litigate in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations, and there can be no assurances of the success of any such litigation.

We may face intellectual property infringement or other claims against us, our customers or our intellectual property that could be costly to defend and result in our loss of significant rights.

Although we have received patents with respect to certain technologies of ours, there can be no assurance that these patents will afford us any meaningful protection. Although we believe that our use of the technology and products we developed and other trade secrets used in our operations do not infringe upon the rights of others, our use of the technology and trade secrets we developed may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets we developed or refrain from using same. We may not have the necessary financial resources to defend an infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us and our financial condition. Moreover, if the patents, technology or trade secrets we developed or use in our business are deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us and our financial condition. As we continue to market our products, we could encounter patent barriers that are not known today. A patent search will not disclose applications that are currently pending in the United States Patent Office, and there may be one or more such pending applications that would take precedence over any or all of our applications.

Furthermore, third parties may assert that our intellectual property rights are invalid, which could result in significant expenditures by us to refute such assertions.  If we become involved in litigation, we could lose our proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management’s attention from our business. If there is a successful claim of infringement, we may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all.  If we are unsuccessful in defending claims that our intellectual property rights are invalid, we may not be able to enter into royalty or license agreements on acceptable terms, if at all.  This could prohibit us from providing our products and services to customers, which could have a material adverse effect on us and our financial condition.

The value of our intangible assets may not be equal to their carrying values.

As of September 30, 2010, we had approximately $4.3 million of intangible assets, including goodwill.  We are required to evaluate the carrying value of such intangibles.  Whenever events or changes in circumstances indicate that the carrying value of an intangible asset, including goodwill, may not be recoverable, we determine whether there has been impairment by comparing the anticipated undiscounted cash flows (discounted cash flows for goodwill) from the operation and eventual disposition of the product line with its carrying value. If any of our intangible assets are deemed to be impaired then it will result in a significant reduction of the operating results in such period.

Certain of our recently developed products are not yet commercially accepted and there can be no assurance that those products will be accepted, which would adversely affect our financial results.

Over the past several years, we have spent significant funds and time to create new products by applying our technologies onto media other than paper, including plastic and cardboard packaging, and delivered our technologies digitally.  We have had limited success in selling our products that are on cardboard packaging and those that are delivered digitally.  Our business plan for 2011 and beyond includes plans to incur significant marketing and sales costs for these newer products, particularly the digitally delivered products.  If we are not able to sell these new products, our financial results will be adversely affected.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to continue to incur research and development expenditures to remain competitive. The products we currently are developing or may develop in the future may not be technologically successful. In addition, the length of our product development cycle may be greater than we originally expect and we may experience delays in future product development. If our resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products.

Changes in document security technology and standards could render our applications and services obsolete.

The market for document security products, applications, and services is fast moving and evolving. Identification and authentication technology is constantly changing as we and our competitors introduce new products, applications, and services, and retire old ones as customer requirements quickly develop and change. In addition, the standards for document security are continuing to evolve. If any segments of our market adopt technologies or standards that are inconsistent with our applications and technology, sales to those market segments could decline, which could have a material adverse effect on us and our financial condition.

The market in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with greater market presence and financial resources.

Our market is highly competitive and characterized by rapid technological change and product innovations. Our competitors may have advantages over us because of their longer operating histories, more established products, greater name recognition, larger customer bases, and greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the promotion and sale of their products. Competition may also force us to decrease the price of our products and services. We cannot assure you that we will be successful in developing and introducing new technology on a timely basis, new products with enhanced features, or that these products, if introduced, will enable us to establish selling prices and gross margins at profitable levels.

Our growth strategy depends, in part, on our acquiring complementary businesses and assets and expanding our existing operations to include manufacturing capabilities, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire businesses and assets that are complementary to our existing operations and expanding our operations to include manufacturing capabilities. We may also seek to acquire other businesses. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:
•	identify suitable businesses or assets to buy;
•	complete the purchase of those businesses on terms acceptable to us;
•	complete the acquisition in the time frame we expect; and
•	improve the results of operations of the businesses that we buy and successfully integrate their operations into our own.

Although we were able to acquire our Plastic Printing Professionals, Inc. subsidiary in February 2006 and our DPI Secuprint subsidiary in December 2008, and Premier Packaging in February 2010, there can be no assurance that we will be successful in pursuing any or all of these steps on future transactions. Our failure to implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, acquire those candidates that we find or integrate acquired businesses effectively or profitably.

Our acquisition program and strategy may lead us to contemplate acquisitions of companies in bankruptcy, which entail additional risks and uncertainties. Such risks and uncertainties include, without limitation, that, before assets may be acquired, customers may leave in search of more stable providers and vendors may terminate key relationships. Also, assets are generally acquired on an “as is” basis, with no recourse to the seller if the assets are not as valuable as may be represented. Finally, while bankrupt companies may be acquired for comparatively little money, the cost of continuing the operations may significantly exceed expectations.

We have in the past used, and may continue to use, our Common Stock as payment for all or a portion of the purchase price for acquisitions. If we issue significant amounts of our Common Stock for such acquisitions, this could result in substantial dilution of the equity interests of our stockholders.

We may not realize the anticipated benefits of our recent acquisitions.

Our expectations regarding the earnings, operating cash flow, capital expenditures and liabilities resulting from our recent acquisition Premier Packaging Corp in February 2010 are based on information currently available to us and may prove to be incorrect. We may not realize any anticipated benefits of either of this acquisition and may not be successful in integrating the acquired assets into our existing business. In particular, 72% of Premier Packaging’s sales for the year ended December 31, 2009 were with two customers and which comprised 81% of Premier Packaging’s accounts receivable balance as of December 31, 2009. During the nine month period ended September 30, 2010, these two customers accounted for 32% of the Company’s consolidated revenue. As of September 30, 2010 one of the customers, which accounted for 25% of the Company’s consolidated sales for the first nine months of 2010, has a contract with the Company that is currently set to expire in July 2011, and comprised 26% of the Company’s consolidated accounts receivable as of September 30, 2010.

If we fail to retain our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success depends upon the continued service of our executive officers and other key sales and research personnel who possess longstanding industry relationships and technical knowledge of our products and operations. The loss of any of our key employees could negatively impact our ability to pursue our growth strategy and conduct operations. Although we believe that our relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to us in the future. There can be no assurance that these persons will continue to agree to be employed by us after such dates.

If we do not successfully expand our sales force, we may be unable to increase our revenues.

We must expand the size of our marketing activities and sales force to increase revenues. We continue to evaluate various methods of expanding our marketing activities, including the use of outside marketing consultants and representatives and expanding our in-house marketing capabilities. If we are unable to hire or retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, our ability to increase our revenues and grow could be compromised. The challenge of attracting, training and retaining qualified candidates may make it difficult to meet our sales growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from expanding our sales force or we may be unable to manage a larger sales force.

Future growth in our business could make it difficult to manage our resources.

Our anticipated business expansion could place a significant strain on our management, administrative and financial resources. Significant growth in our business may require us to implement additional operating, product development and financial controls, improve coordination among marketing, product development and finance functions, increase capital expenditures and hire additional personnel. There can be no assurance that we will be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. Any failure to properly manage our future growth could negatively impact our business and operating results.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We may need to raise additional funds in the future to fund our working capital needs, to fund more aggressive expansion of our business, to complete development, testing and marketing of our products, or to make strategic acquisitions or investments. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all.  Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

Risks Related to Our Stock

Provisions of our certificate of incorporation and agreements could delay or prevent a change in control of our company.

Certain provisions of our certificate of incorporation may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:
•	the authority of the Board of Directors to issue preferred stock; and
•	a prohibition on cumulative voting in the election of directors.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock.

As of December 31, 2010, there were approximately 181 million authorized but unissued shares of our common stock. Our management continues to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of the NYSE Amex, New York law, or other applicable laws.   If our Board of Directors determines to issue additional shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on such transaction.

The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

As of February 18, 2011, we had outstanding stock options and warrants to purchase an aggregate of 3,523,418 shares of our Common Stock at exercise prices ranging from $1.86 to $12.65 per share.  This amount includes the warrants issued to Fletcher International, Ltd. on December 31, 2010, as amended on February 18, 2011 and 45,000 unvested restricted shares of our common stock that are subject to various vesting terms. To the extent that these securities are converted into common stock, dilution to our stockholders will occur.   Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of these securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by those securities.

Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

We do not intend to pay cash dividends.

We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our Board of Directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our Board of Directors deems relevant.

We have material weaknesses in our internal control over financial reporting structure, which, until remedied, may cause errors in our financial statements that could require restatements of our financial statements and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K.

We have identified two material weaknesses in our internal control over financial reporting in our annual assessment of internal controls over financial reporting that management performed for the year ended December 31, 2010, in which management has concluded that (i) we did not maintain a sufficient complement of qualified accounting personnel and controls associated with segregation of duties; and (ii) we lack sufficient resources within the accounting department to have effective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles, and that the foregoing represented material weaknesses in our internal control over financial reporting. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements and in our disclosure that could require restatements. Investors may lose confidence in our reported financial information and in our disclosure, which could lead to a decline in our stock price.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We are uncertain at this time of the costs to remediate all of the above listed material weaknesses, however, we anticipate the cost to be in the range of $200,000 to $400,000 (including the cost of hiring additional qualified accounting personnel to eliminate segregation of duties issues and using the services of accounting consultants for complex and non-routine transaction if and when they arise). We cannot guarantee that the actual costs to remediate these deficiencies will not exceed this amount.

As a result, we cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also materially adversely affect the results of periodic management evaluations regarding disclosure controls and procedures and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. In addition, the existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, that may cause investors to lose confidence in our reported financial information, leading to a decline in our stock price

We may not meet the continued listing standards of the NYSE AMEX

In December 2008, we received a letter from the NYSE Amex stating that, based on the NYSE Amex’s review of publicly available information, we were considered to be below the NYSE Amex’s continued listing standards.  After submitting a plan of compliance to the NYSE Amex and additional evaluation by the Exchange, we were informed in March 2010 that we had resolved the continued listing deficiencies.  On January 25, 2011, we received a warning letter from the NYSE Amex in connection with the Company's failure to seek NYSE Amex approval for the additional issuances of our securities as required by Section 301 of the NYSE Amex Company Guide and its continued listing standards.  Our failure to report covered three stock issuances totaling 1,235,153 shares in November and December of 2010.   We thereafter filed our applications for the additional share listings with the NYSE Amex. On March 15, 2011, we received notification from NYSE Amex that our additional share listing applications have been approved, and that the Company has regained full compliance with NYSE Amex listing requirements. We cannot assure you that we will not receive additional deficiency letters in the future, or that we will continue to satisfy the continued listing standards in order to remain listed on the Exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;
•	anticipated licensing or other agreements;
•	anticipated litigation results;
•	anticipated research and product development results;
•	descriptions of plans or objectives of management for future operations, products or services;
•	forecasts of future economic performance; and
•	descriptions or assumptions underlying or relating to any of the above items.

Please also see the discussion of risks and uncertainties under the heading “Risk Factors” starting on page 6.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Document Security Systems or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We will not receive any proceeds from the sale or disposition of shares of our common stock, or interests therein, by the selling stockholder. The proceeds from the sale or disposition of the shares of our common stock, or interests therein, covered by this prospectus are solely for the accounts of the selling stockholder. We may receive proceeds upon the exercise of warrants as set forth in such warrants.  We intend to use any such proceeds for general corporate purposes, including working capital, to pay off debts, and to increase sales and marketing resources.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares, or interests therein. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING SEUCRITY HOLDER

On December 31, 2010, we entered into an agreement (the “Agreement”) with Fletcher International, Ltd. (the “Selling Security Holder”), under which the Selling Security Holder purchased 756,287 shares of our common stock and received accompanying warrants and additional investment rights.  On February 18, 2011, we entered into an amended and restated agreement (the “Amended Agreement”) with the Selling Security Holder for the purpose of modifying the terms of the December 31, 2010 Agreement. Under the Amended Agreement, we received an additional $68,825 for the 756,287 shares of common stock previously purchased by the Selling Security Holder on December 31, 2010, increasing the aggregate purchase price for those shares from $4,000,000 to $4,068,825. The Amended Agreement permits the Selling Security Holder to purchase up to an additional 756,287 shares of the Company’s commons stock at price of $5.38 per share, provided notice of Selling Security Holder’s intention to purchase such additional shares is given to the Company by July 2, 2011. The Selling Security Holder also received amended accompanying warrants under the Amended Agreement, subject to the terms and conditions set forth therein, to purchase additional shares of the Company’s common stock.

On March 14, 2011, the Selling Security Holder and the Company executed further amendments to the Amended Agreement and accompanying warrants addressing stockholder approval requirements and pricing provisions relating to Change of Control (as defined therein). The March 14, 2011 amendments were executed by the Company and the Selling Security Holder in response to an NYSE Amex inquiry, and were required to solidify NYSE Amex approval of the Company's additional listing applications, which approval was received from NYSE Amex on March 15, 2011.

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under Rule 415 of the Securities Act. The shares offered for resale under this prospectus are being registered for resale by our Selling Security Holder who presently holds such shares or may acquire such shares in the future upon the exercise of warrants, or the transferees of such Selling Security Holder.  Such persons may resell from time to time all, a portion, or none of such shares.  In addition, the Selling Security Holder may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The chart below provides:

•	the name of the Selling Security Holder;

•	the amount of shares of common stock beneficially owned by the Selling Security Holder before this offering to the best of our knowledge;

•	the number of outstanding shares of common stock being offered for the Selling Security Holder’s account;

•	the number of outstanding shares of common stock underlying warrants and convertible securities being offered by the Selling Security Holder; and

Beneficial ownership includes shares owned and shares that the Selling Security Holder has the right to acquire within 60 days.  Except as may be noted in a footnote below, all of the shares listed as underlying warrants are immediately acquirable and thus are beneficially owned by the Selling Security Holder holding the respective warrants. However, we have no control over when, if ever, the Selling Security Holder may exercise the option to exercise warrants held by such Selling Security Holder.

	Shares of Common Stock Beneficially Owned Prior To Offering				Shares Currently Outstanding and Being Registered in Offering		Shares of Common Stock Beneficially Owned After Offering
	Number		Percentage				Number		Percentage
Name of Selling Security Holder
Fletcher International, LTD (4)	2,059,374	(1)	9.9	% (2)	1,555,543	(3)	503,831	(1)	2.4	% (2)

(1)
Figures include the 756,287 shares of common stock and 799,256 common shares underlying warrants that are being registered in the registration statement of which this prospectus forms a part and up to 503,831 common shares underlying the accompanying investment rights and warrants held by the Selling Security Holder exercisable within 60 days. The 503,831 shares are not being registered as part of this offering.

(2)
Percentages are based on 19,498,884 shares of common stock outstanding as of March 24, 2011 plus the shares deemed to be beneficially owned by Fletcher International, LTD, which includes 799,256 common shares underlying warrants and 503,831 common shares underlying investment rights and warrants. Pursuant to the Agreement, Fletcher International, Ltd. may not own more than 2,059,374 shares until either the number of shares of common stock outstanding increases or it has given us a notice and 65 days have elapsed. No director, executive officer or any associate of any director or executive office has any interest, direct or indirect, by the security holdings or otherwise, in the Selling Security Holder.

(3)
The number of shares that may be resold by the Selling Security Holder assumes the sale of all shares of common stock and shares underlying warrants. The registration statement of which this Prospectus forms a part includes additional shares pursuant to Rule 416 which may be required to be issued pursuant to the anti-dilution provisions of the warrants for stock splits, stock dividends and similar corporate transactions.

(4)
The shares of common stock reported to be beneficially owned consist of shares of common stock, common stock issuable under the agreement and common stock underlying the warrants held in one or more accounts (the "Accounts") managed by Fletcher Asset Management, Inc. (“FAM”), for Fletcher International, Ltd. FAM has sole power to vote and sole power to dispose of all such securities. By virtue of Alphonse Fletcher, Jr.'s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, such shares, and, therefore, Mr. Fletcher may be deemed to be the beneficial owner of such securities. Mr. Fletcher disclaims beneficial ownership of such securities.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issued to the selling stockholder to permit the resale of these shares of common stock by the selling stockholder, or by its transferees, pledges, donees and successors, of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of these shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Security Holder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Security Holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	Put or call transactions;

•	“at the market” to or through market makers or established trading markets, including direct sales to purchaser or sales effected though agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Security Holder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Security Holder may arrange for other broker-dealers to participate in sales. If the Selling Security Holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Security Holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of common stock or otherwise, the Selling Security Holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Security Holder may also sell shares of common stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the Selling Security Holder may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Security Holder may also loan or pledge shares of common stock to broker- dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Security Holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Security Holder has been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Security Holder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Security Holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holder and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Security Holder may be deemed to be an “underwriters” within the meaning of Section 2(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act, including Rule 172 thereunder, and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Security Holder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. The Selling Security Holder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Security Holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations thereunder.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, the SEC’s filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Security Holder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Security Holder against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Security Holder will be entitled to contribution. We may be indemnified by the Selling Security Holder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Security Holder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a Registration Statement on Form S-3 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC’s Web site at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Registration Statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on May 12, 1986;

2.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 19, 2004;

3.	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 25, 2010.

4.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 17, 2010.

5.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed on August 12, 2010.

6.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed on November 15, 2010.

7.
Our Current Reports on Form 8-K filed on January 4, 2010, February 18, 2010, March 25, 2010, July 8, 2010, July 27, 2010, October 14, 2010, December 1, 2010, December 27, 2010, January 5, 2011, January 28, 2011, February 24, 2011 and March 17, 2011, and Form 8-K(a) filed on April 28, 2010 and July 30, 2010.

8.	All filings made by the Company pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Document Security Systems, Incorporated, 28 Main Street East, Suite 1525, Rochester, New York 14614, attention: Chief Executive Officer and the telephone number is (585) 325-3610.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

The legality of the issuance of shares offered hereby will be passed upon by the Law Offices of Gary A. Agron, Esq. located in Englewood, Colorado.

EXPERTS

The financial statements of Document Security Systems, Inc. appearing in Annual Report (Form 10-K) for the year ended December 31, 2009, have been audited by Freed Maxick & Battaglia CPAs PC, registered independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

Our stock transfer agent is American Stock Transfer located at 6201 15th Avenue Brooklyn, New York 11219. We act as our own warrant agent for our outstanding warrants.